Exhibit 8

SIGNIFICANT SUBSIDIARIES, ASSOCIATES, JOINT VENTURES AND BUSINESS UNITS

RELX PLC conducts its business through 100% owned company, RELX Group plc. Refer to Item 4: Information on the Group for further background.

A list of all related undertakings (comprising subsidiaries, joint ventures, associates and other significant holdings) is detailed in note 29 to the RELX consolidated financial statements under the heading ‘Related Undertakings’ on pages 170-174 of the RELX Annual report and Financial statements 2019.